70650

                                    ITEM 77D

The Credit Risk paragraph of the Mortgage-Backed Securities section of the Principal Risks of an Investment Section was replaced in its entirety by Supplement as filed with the Securities and Exchange Commission via EDGAR on May 1, 2002, under Rule 497 under the Securities Act of 1933.